Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Van Wagoner Funds and to the use of our report dated February 12, 2008 on the 2007 financial statements and financial highlights of the Van Wagoner Emerging Growth Fund, Van Wagoner Growth Opportunities Fund, Van Wagoner Small-Cap Growth Fund, Van Wagoner Post Venture Fund, Van Wagoner Mid-Cap Growth Fund and Van Wagoner Technology Fund.  Such financial statements and financial highlights are incorporated by reference in the Statement of Additional Information, which is a part of such Registration Statement.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
April 8, 2008